FIRST AMENDMENT TO EMPLOYMENT AGREEMENT BY AND BETWEEN PACIFIC BIOMETRICS INC. AND RONALD R. HELM

Section 3 is rewritten to read:

Executive shall be paid compensation during the Agreement as follows:

A.	Commencing July 1, 2006 and continuing for a period of two years a base salary of $240,000 (Two Hundred forty thousand) per year payable in installments according to the company’s regular payroll schedule.

B.	Executive would be eligible for a bonus of 20 percent in year one based on revenue, operating income, and backlog. Executive is eligible for 30% the second year based on criteria to yet be determined by the board.

C.	Executive shall surrender all options due and specified in the agreement in exchange for 200,000 restricted shares. In addition, Executive shall receive 200,000 restricted shares for meeting FY ’06 performance milestones. Restricted shares shall have a three year restriction.

Section 5 is rewritten to read:

A.	The term of this Agreement shall commence on July 1, 2006 and it shall continue to June 30, 2008. Thereafter, the Agreement shall be renewed upon mutual agreement of Executive and Company.

Agreed:

/s/ Ronald R. Helm
Ronald R. Helm
Executive

/s Curtis J. Scheel

Curtis J. Scheel
Director and
Chairman, Compensation Committee
Pacific Biometrics, Inc. Board of Directors